Exhibit 99.2

FOR IMMEDIATE RELEASE: February 14, 2003 and Thereafter	CONTACT: John N. Nelli, Chief Financial Officer (919) 653-1265 jnelli@tangram.com

Tangram Announces Fourth Quarter 2002

and Year-end Operating Results

Cary, N.C. — February 14, 2003 — Tangram Enterprise Solutions, Inc. (OTCBB: TESI), a leading provider of IT asset management software and services, today announced operating results for the fourth quarter and the year ended December 31, 2002.

“In the depressed technology market of 2002, Tangram’s revenues, like those of many other software companies, were not insulated from the continued decline in IT spending,” said Norm Phelps, president and CEO of Tangram. “In fact, industry analysts have stated that the IT asset management market has been hit especially hard, with overall spending for ITAM repository solutions specifically coming in well below 2001 levels.”

As a result, for the quarter ended December 31, 2002, the company reported total revenues of $2.8 million, compared with $4.8 million in the fourth quarter of 2001, a decrease of 41%. Net loss for the fourth quarter of 2002 was $1.2 million, or ($0.06) per share, which includes a charge to operations of $582,000 for severance and facilities closing costs and $760,000 for the write-down of acquired software technology reflecting the 2002 market-wide decline in ITAM repository spending. This compares with net earnings of $212,000, or $0.01 per share, in the fourth quarter 2001. Excluding the charge for restructuring and the write-down of acquired software technology, the company’s net earnings was $159,000, or $0.01 per share.

In 2002, as a result of the revenue and earnings shortfalls and in order to position itself to withstand a potentially continued sluggish economy in 2003, the company implemented a significant restructuring plan designed to reduce its operating cost structure. Specifically, the company consolidated its development staff and closed a facility located in Malvern, PA, downsized its headquarters facility located in Cary, NC, and reduced its workforce. These cost restructuring initiatives will result in an approximate $4 million reduction in operating costs for 2003.

For the year ended December 31, 2002, total revenues fell 26% to $11.6 million, down from $15.6 million in 2001. Net loss for the year ended December 31, 2002 was $2.7 million, or ($0.15) per share. This compares to a net loss of $1.8 million, or ($0.11) per share, in 2001. Excluding the charge for restructuring and the write-down of acquired software technology, the company’s net loss in 2002 was $1.0 million, or $(0.05) per share.

Additionally, in a release simultaneous to this one, the company reported the successful restructuring of the terms of its $3 million unsecured revolving line of credit with Safeguard Scientifics, Inc. and its $1.2 million unsecured non-interest bearing Promissory Note to TBBH Investments Europe AG (the successor in interest to Axial Technology Holding AG). For additional information on these transactions, please consult Tangram’s Current Report on Form 8-K filing, dated February 13, 2003 and available on the company’s website: www.tangram.com or at the Securities and Exchange Commission website, www.sec.gov.

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TANGRAM ANNOUNCES FOURTH QUARTER RESULTS Page 2 of 5

In January 2003, Tangram released for sale its newly enhanced versions of both Asset Insight, the company’s flagship IT asset tracking solution, and Enterprise Insight, Tangram’s lifecycle asset management solution. Together, these two releases bring to market the first and only truly unified IT asset management solution, seamlessly marrying the physical asset information of Asset Insight with the financial and contractual information managed by Enterprise Insight, without the need for complex and time-consuming data import or export. This pioneering unified Insight solution is in direct response to the growing market demand for end-to-end integrated asset management solutions. Tangram expects its Enterprise Insight repository sales to improve in 2003 as a result of the new enhancements.

“2002 was a very challenging year, with the continued lag in IT spending having a greater than anticipated negative impact on our performance. However, throughout this very difficult time, we believe we have put in place some significant measures that will help us move toward improved performance in the coming quarters,” said Phelps. “Through our workforce reductions and facilities consolidations, we have brought our cost structures more in line with expected revenues. We have restructured our debt which should improve our expected cash position by deferring certain debt repayment. Additionally, we have recently announced the market’s only truly unified IT asset management solution, which not only strengthens but reinvents the value proposition for our asset repository solution. As we move further into 2003, we will continue to take the necessary steps to return to profitability and increase value to our shareholders.”

Conference Call

Tangram will host an investor conference call to discuss fourth quarter and year-end results within the next two weeks. Details for this call will be provided in a future press release.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (statements that are not historical facts and relate to future performance) that involve risks and uncertainties. These forward-looking statements are not guarantees of the future performance of Tangram and actual results may vary materially from the results and expectations discussed in this press release or in any other forward-looking statements made by or on behalf of the company. Such forward looking statements, including statements about expense control, product revenue opportunities, and growth and profitability expectations, are based upon information available to management as of today’s date. There can be no assurance that Tangram will be able to succeed or capitalize upon the opportunities in the asset management market. Tangram’s quarterly and annual revenues and operating results are subject to a number of factors that make estimating its future operating results extremely uncertain and difficult to predict, particularly in the current downturn in technology spending.

These factors include: uncertain economic and stock market conditions that could affect the company’s business; unanticipated discovery of bugs or other technical problems that could impact market acceptance of Enterprise Insight or Asset Insight; competitive forces in the asset management markets in which Tangram participates; Tangram’s reliance on key personnel to guide its efforts; and other risks identified and described in more detail in Tangram’s SEC filings, including its Form 10-K for the year ended December 31, 2001 and subsequent filings with the SEC. While Tangram may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if estimates change.

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TANGRAM ANNOUNCES FOURTH QUARTER RESULTS Page 3 of 5

About Tangram (www.tangram.com)

Tangram Enterprise Solutions, Inc. is a leading provider of IT asset management solutions for large and midsize organizations across all industries, in both domestic and international markets. Tangram’s core business strategy and operating philosophy center on delivering world-class customer care, creating a more personal and productive IT asset management experience through a phased solution implementation, providing tailored solutions that support evolving customer needs, and maintaining a leading-edge technical position. Today, Tangram’s solutions manage more than 2 million workstations, servers, and other related assets. Tangram is a partner company of Safeguard Scientifics, Inc. (www.safeguard.com) (NYSE: SFE), a technology operating company that creates long-term value by focusing on technology-related asset acquisitions that are developed through superior operations and management. Safeguard acquires and develops companies in three areas: software, business and IT services, and emerging technologies. To learn more about Tangram, visit www.tangram.com, or call 1-800-4TANGRAM.

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TANGRAM ANNOUNCES FOURTH QUARTER RESULTS Page 4 of 5

Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31		Year ended December 31
	2002	2001	2002	2001
Revenues
Licenses and product	$1,047	$2,942	$4,581	$7,630
Services	1,780	1,827	6,999	7,970

Total revenues	2,827	4,769	11,580	15,600
Cost of revenues
Cost of licenses and product	16	21	58	99
Cost of services	336	515	1,527	1,940
Amortization of software cost	552	584	2,161	2,284
Write-down of acquired technology	760	0	760	0

Total cost of revenues	1,664	1,120	4,506	4,323

Gross profit	1,163	3,649	7,074	11,277
Operating expenses
Sales and marketing	907	1,695	4,879	6,428
General and administrative	446	675	1,982	2,351
Research and development	281	748	1,499	3,080
Depreciation and amortization	88	273	340	1,050
Restructuring charge	582	0	906	0

Total operating expenses	2,304	3,391	9,606	12,909

(Loss) earnings from operations	(1,141)	258	(2,532)	(1,632)
Other expense, net	(42)	(46)	(180)	(176)

(Loss) earnings before income taxes	(1,183)	212	(2,712)	(1,808)
Provision for income taxes	0	0	0	0

Net (loss) earnings	$(1,183)	$212	$(2,712)	$(1,808)

Per share calculation
Net (loss) earnings	$(1,183)	$212	$(2,712)	$(1,808)
Less-preferred stock dividend	(68)	(62)	(264)	(211)

Net (loss) earnings available to common shareholder	$(1,251)	$150	$(2,976)	$(2,019)

(Loss) earnings per common share
Basic and diluted	$(0.06)	$0.01	$(0.15)	$(0.11)

Weighted average number of common shares outstanding
Basic	19,802	19,406	19,739	18,912
Diluted **	19,802	19,444	19,739	18,912

**Weighted average number of common shares outstanding on a diluted basis for the three-month period ended December 31, 2002 and the years ended December 31, 2002 and 2001 does not include common stock equivalents because the effect of inclusion of the exercise of stock options would be to reduce the loss per common share.

TANGRAM ANNOUNCES FOURTH QUARTER RESULTS Page 5 of 5

Regulation G disclosures:

	Three months ended December 31		Year ended December 31
	2002	2001	2002	2001
Earnings (loss) before impairment write-down and restructuring charge
(Loss) earnings before income taxes	$(1,183)	$212	$(2,712)	$(1,808)
Write-down of acquired technology	760	0	760	0
Restructuring charge	582	0	906	0

Earnings (loss) before impairment write-down and restructuring charge	$159	$212	$(1,046)	$(1,808)

EBITDA before write-down and restructuring charge
(Loss) earnings before income taxes	$(1,183)	$212	$(2,712)	$(1,808)
Interest	42	46	180	176
Depreciation and amortization	88	273	340	1,050
Amortization of software cost	552	584	2,161	2,284
Capitalized software cost	(221)	(287)	(1,537)	(1,827)
Write-down of acquired technology	760	0	760	0
Restructuring charge	582	0	906	0

Adjusted EBITDA	$620	$828	$98	$(125)

Condensed Balance Sheets

(in thousands)

	December 31, 2002	December 31, 2001
Assets:
Current assets:
Cash and cash equivalents	$418	$322
Accounts receivable, net	2,671	4,516
Other	296	251

Total current assets	3,385	5,089
Property and equipment, net	100	257
Intangible assets and other, net	6,449	8,083

Total assets	$9,934	$13,429

Liability and Shareholders’ Equity:
Current portion of long term debt—shareholder	$467	$300
Accounts payable and accrued expenses	1,060	2,279
Deferred revenue	3,281	4,096

Total current liabilities	4,808	6,675
Long term debt-shareholder	1,954	1,020
Other long term liabilities	542	493
Total shareholders’ equity	2,630	5,241

Total liabilities and stockholders’ equity	$9,934	$13,429

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